CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


I consent to the incorporation of my report dated October 12, 2005 on the financial statements of Advanced Minerals Technologies, Inc. as of December 31, 2004 and 2003 and for the two years then ended and the period from inception (November 9, 1999) to December 31, 2004, which is included in this Form SB-2 of Advanced Minerals Technologies, Inc. and to the reference to my Firm under the caption ?Financial Statements? in the Form SB-2.



/s/ Larry O'Donnell, CPA, P.C.
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Larry O'Donnell, CPA, P.C.

February 13, 2006
Aurora, Colorado